Exhibit 15.1

Our ref	SSY/660874-000001/9415290v2
Direct tel	+852 3690 7498
Email	sophie.yu@maplesandcalder.com

Xunlei Limited

4/F, Hans Innovation Mansion, North Ring Road

No. 9018 High-Tech Park, Nanshan District

Shenzhen, 518057

People’s Republic of China

21 April 2016

Dear Sirs

Xunlei Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Xunlei Limited, an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2015 ("Form 20-F").

We hereby consent to the reference of our name under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder